For Immediate Release

Ferro Reports 2011 Second-Quarter Results

•	Second-Quarter 2011 Highlights:

•	Net sales grow 9 percent to $594 million

•	Net income improves to $20 million from $8 million in the prior-year quarter

•	Earnings improve to $0.22 per diluted share compared with $0.08 per diluted share in the prior-year quarter

•	Adjusted earnings, excluding charges, were $0.27 per diluted share compared with $0.35 per diluted share in the prior-year quarter

•	Company revises 2011 full-year earnings outlook

CLEVELAND, Ohio – August 1, 2011 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $594 million for the three-month period ended June 30, 2011, an increase of 9 percent from net sales of $543 million in the second quarter of 2010. Net income improved to $20 million, or $0.22 per diluted share, compared with $8 million, or $0.08 per diluted share, in the prior-year quarter. Adjusted net income, excluding charges, was $24 million, or $0.27 per diluted share, compared with $30 million, or $0.35 per diluted share, in the second quarter of 2010.

2011 Second-Quarter Results

“Ferro delivered solid earnings in the second quarter, despite the expected slowdown in sales of our conductive pastes for solar applications,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Our Performance Coatings, Color and Glass Performance Materials, and Specialty Plastics businesses all recorded sequential improvements in segment income from the 2011 first quarter to the second quarter as a result of seasonal gains and operational execution improvements that we implemented globally. As we anticipated, segment income declined in Electronic Materials due to reduced customer demand resulting from excess inventory of completed solar power modules. We continue to invest with confidence in the people, products and manufacturing resources that will help drive our future sales growth and profitability improvements.”

Net sales for the three months ended June 30, 2011, were $594 million, a 9 percent increase over net sales of $543 million in the second quarter of 2010. Sales increased in all segments except Pharmaceuticals where a slight sales decline of $0.2 million was recorded. Increased sales of precious metals, resulting primarily from higher prices of silver, contributed $25 million to the growth of sales during the quarter. Changes in product pricing and product mix accounted for approximately 11 percentage points of the overall growth in sales. Changes in foreign currency exchange rates contributed an additional 5 percentage points of sales growth. A decline in sales volume, compared with the prior-year quarter, reduced sales growth by 7 percentage points. The reduction in sales volume includes the impact of products the Company no longer manufactures in 2011 due to strategic product portfolio changes resulting from restructuring and business sales.

Gross profit was $114 million, or 19.3 percent of sales, during the 2011 second quarter, compared with $122 million, or 22.5 percent of sales, during the second quarter of 2010. Excluding charges, gross profit was 24.3 percent of sales excluding precious metals in the 2011 second quarter, compared with 27.8 percent in the prior-year quarter. The decline in gross profit dollars was primarily driven by reduced sales volume of conductive pastes sold to manufacturers of solar cells. Demand for these pastes declined due to excess customer inventory of completed solar power modules, particularly in the European solar market. Gross profit as a percent of net sales also declined compared with the prior-year quarter, because of increased sales of precious metals. The cost of precious metals is passed through to customers with minimal contribution to gross profit. During the 2011 second quarter, gross profit was reduced by charges of $1.3 million, primarily related to residual costs at closed manufacturing sites involved in restructuring actions. In the second quarter of 2010, gross profit was reduced by charges of $2.5 million primarily due to accelerated depreciation and severance costs resulting from manufacturing restructuring actions.

Selling, general and administrative (“SG&A”) expenses were $74 million, or 12.4 percent of net sales, during the 2011 second quarter. SG&A expenses in the 2010 second quarter were $70 million, or 12.9 percent of sales. The increased SG&A spending included expenses associated with an initiative to streamline and standardize business processes and improve management information systems. Changes in foreign currency exchange rates also contributed to the increased SG&A expenses during the quarter. SG&A expenses during the 2011 second quarter included charges of $1.4 million, primarily due to expenses at sites closed during manufacturing rationalization actions. SG&A expenses during the second quarter of 2010 included charges of $5.6 million primarily related to expense reduction actions, manufacturing rationalization initiatives and corporate development activities.

Restructuring and impairment charges were $1.5 million during the 2011 second quarter compared with $21.2 million in the prior-year quarter. The decline reflects the substantial reduction in restructuring activities as the Company completes the final actions related to its multi-year manufacturing rationalization that was initiated in 2006.

Interest expense declined to $7.4 million in the 2011 second quarter, compared with $13.8 million in the 2010 second quarter. The decline was primarily due to reduced borrowing levels and reduced amortization of debt issuance costs.

Net income during the 2011 second quarter was $19.6 million, or $0.22 per diluted share, compared with income of $7.6 million, or $0.08 per diluted share, during the second quarter of 2010. Adjusted net income, excluding charges, was $23.8 million, or $0.27 per diluted share during the 2011 second quarter, compared with adjusted net income of $30.1 million, or $0.35 per diluted share, in the 2010 second quarter.

Cash flow from operations was $7.8 million during the second quarter compared with $84.2 million during the 2010 second quarter. Cash flow from operations during the 2010 second quarter included $51.1 million from the return of precious metals deposits. During the quarter, working capital increased, primarily as a result of higher accounts receivable and lower accounts payable. Receivables days increased principally due to a shift in the Company’s mix of sales by product and by region. Accounts payable days have been negatively impacted by shorter payment terms demanded by suppliers of certain raw materials that have been in high demand.

2011 Outlook

The Company currently expects net sales to grow between 9 and 12 percent in 2011, to between $2.30 billion and $2.35 billion. While this expectation for total net sales is not changed from the previous guidance, the Company has reduced its expectations for sales of conductive metal pastes in the Electronic Materials segment during the second half of 2011. Revised forecasts for foreign currency exchange rates are expected to offset the reduction in metal paste sales.

The Company’s current sales expectations for solar conductive pastes are the result of reduced demand forecasts from solar cell manufacturers. Increased customer inventory of completed solar cell power modules, primarily related to the European market, has resulted in reduced solar cell production volume. Installations of solar power modules are expected to increase in the 2011 second half, and this is expected to lead to recovery in orders for the Company’s solar paste products once excess module inventories are depleted. A return to growth in solar cell manufacturing is dependent on a number of factors that are difficult to forecast, including solar power module pricing, possible changes in government incentives for solar installations, interest rate movements, and changes in the price of silver.

Adjusted earnings per share for 2011, excluding special charges, are expected to be $1.08 to $1.18, down from the Company’s previous guidance of $1.28 to $1.35. The revised outlook is primarily the result of reduced expectations for sales of conductive pastes to manufacturers of solar cells. The current outlook assumes that demand from the Company’s customers for solar pastes will remain at or near the current level during the third quarter of 2011 and will begin to improve more significantly in the fourth quarter.

Current assumptions in the Company’s planning for 2011 include:

•	An average exchange rate of $1.44/euro;

•	An effective tax rate of 32 percent;

•	Average silver prices of $32.50/ounce;

•	Capital expenditures of approximately $70 million to $80 million;

•	Pension expense of approximately $24 million and cash contributions to the Company’s worldwide pension plans of approximately $30 million; and

•	Interest expense of approximately $27 million to $29 million.

Ferro expects to update its annual sales estimates and adjusted earnings per share estimates in quarterly earnings releases during the remainder of 2011 to reflect regional economic conditions and updated customer demand forecasts.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, plus restructuring and impairment charges, charges related to debt refinancing and other special charges, adjusted for a normalized tax rate that is consistent with the Company’s expected future effective tax rate excluding discrete items, and divided by the average number of common shares outstanding. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

Adjusted earnings per share is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The measure is presented here because it provides additional information in a manner that is commonly used by investors and reported by third-party analysts. The amount and timing of restructuring, impairment and other special charges in future periods are difficult to forecast due to the number of restructuring and other cost-reduction projects currently underway within the Company and the uncertainty of factors that determine future charges, which make a detailed reconciliation to the most directly comparable U.S. GAAP measures impractical.

Conference Call

The Company will host a conference call to discuss its 2011 second-quarter financial results, its outlook for general business conditions and its current outlook for 2011 on Tuesday, August 2, 2011, at 10:00 a.m. Eastern time. To participate in the call, dial 800-734-8507 if calling from the United States or Canada, or dial 212-231-2917 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on August 2 through noon Eastern time on August 9. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21532988 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through September 30, 2011. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,000 employees globally and reported 2010 sales of $2.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business information systems and processes;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions into our business;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	Ferro’s ability to successfully implement and/or administer our restructuring programs and produce the desired results;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2010.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except share
and per share amounts)	2011	2010	2011	2010

Net sales	$593,974	$543,485	$1,166,983	$1,036,350
Cost of sales	479,627	421,155	932,310	807,086

Gross profit	114,347	122,330	234,673	229,264

Selling, general and administrative expenses	73,548	69,852	150,366	140,800
Restructuring and impairment charges	1,545	21,205	3,175	34,537
Other expense (income):
Interest expense	7,352	13,766	14,178	26,677
Interest earned	(69)	(133)	(143)	(464)
Foreign currency losses, net	1,013	(302)	2,323	3,246
Miscellaneous expense (income), net	(124)	(3,571)	394	(4,822)

Income before income taxes	31,082	21,513	64,380	29,290
Income tax expense	11,461	13,919	21,568	22,508

Net income (loss)	19,621	7,594	42,812	6,782
Less: Net income (loss) attributable to noncontrolling interests	232	494	533	(250)

Net income (loss) attributable to Ferro Corporation	19,389	7,100	42,279	7,032
Dividends on preferred stock	0	(165)	(165)	(330)

Net income (loss) attributable to Ferro Corporation common shareholders	$19,389	$6,935	$42,114	$6,702

Earnings per share attributable to Ferro Corporation common shareholders:
Basic earnings per share	$0.23	$0.08	$0.49	$0.08
Diluted earnings per share	0.22	0.08	0.48	0.08

Cash dividends declared	0.00	0.00	0.00	0.00

Shares outstanding:
Basic	86,159,100	85,782,929	86,066,886	85,809,269
Diluted	86,868,138	86,429,165	87,057,768	86,430,832
End of Period	86,165,887	85,784,262	86,165,887	85,784,262

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	2011	2010	2011	2010
Segment Net Sales
Electronic Materials	$180,362	$174,528	$382,709	$321,761
Performance Coatings	163,481	142,137	300,181	270,328
Color and Glass Performance Materials	106,476	97,697	206,281	197,029
Polymer Additives	91,271	79,664	177,133	154,140
Specialty Plastics	46,510	43,359	89,139	81,732
Pharmaceuticals	5,874	6,100	11,540	11,360
Total Segment Net Sales	$593,974	$543,485	$1,166,983	$1,036,350

Segment Income
Electronic Materials	$23,914	$37,397	$56,503	$65,879
Performance Coatings	11,329	14,422	18,734	23,904
Color and Glass Performance Materials	11,201	9,982	21,031	17,265
Polymer Additives	4,331	2,836	10,782	6,827
Specialty Plastics	2,810	3,503	4,719	5,322
Pharmaceuticals	759	(271)	1,915	(146)

Total Segment Income	54,344	67,869	113,684	119,051

Unallocated corporate expenses	13,545	15,391	29,377	30,587
Restructuring and impairment charges	1,545	21,205	3,175	34,537
Interest expense	7,352	13,766	14,178	26,677
Other expense, net	820	(4,006)	2,574	(2,040)

Income before income taxes	$31,082	$21,513	$64,380	$29,290

Ferro Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	June 30,	December 31,
	2011	2010
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$27,368	$29,035
Accounts receivable, net	383,026	302,448
Inventories	253,107	202,067
Deposits for precious metals	0	28,086
Deferred income taxes	26,413	24,924
Other receivables	32,151	27,762
Other current assets	14,157	7,432

Total current assets	736,222	621,754

Property, plant and equipment, net	393,729	391,496
Goodwill	219,842	219,716
Amortizable intangible assets, net	11,767	11,869
Deferred income taxes	123,370	121,640
Other non-current assets	84,289	67,880

Total assets	$1,569,219	$1,434,355

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$61,270	$3,580
Accounts payable	240,378	207,770
Income taxes	18,026	8,823
Accrued payrolls	35,908	49,590
Accrued expenses and other current liabilities	77,836	75,912

Total current liabilities	433,418	345,675

Long-term debt, less current portion	291,324	290,971
Postretirement and pension liabilities	184,292	189,058
Deferred income taxes	2,459	2,211
Other non-current liabilities	23,078	22,833

Total liabilities	934,571	850,748

Series A convertible preferred stock	0	9,427

Shareholders’ equity	623,916	563,409
Noncontrolling interests	10,732	10,771

Total liabilities and equity	$1,569,219	$1,434,355

Ferro Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$19,621	$7,594	$42,812	$6,782
Depreciation and amortization	16,620	21,075	32,849	41,251
Precious metals deposits	0	51,066	28,086	56,626
Accounts receivable	(18,470)	(16,281)	(68,540)	(55,751)
Inventories	(1,203)	(8,456)	(43,094)	(26,853)
Accounts payable	(6,412)	1,970	27,356	27,142
Other changes in current assets and liabilities, net	(37)	17,324	(14,121)	16,895
Other adjustments, net	(2,297)	9,876	(26,106)	25,680

Net cash (used for) provided by operating activities	7,822	84,168	(20,758)	91,772

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(15,780)	(7,675)	(31,817)	(16,298)
Proceeds from sale of businesses	0	5,887	0	5,887
Proceeds from sale of assets	1,242	(152)	2,374	317
Other investing activities	193	0	193	0

Net cash used for investing activities	(14,345)	(1,940)	(29,250)	(10,094)

Cash flow from financing activities
Net borrowing (repayments) under loans payable	4,626	(17,606)	57,570	(18,787)
Proceeds from long-term debt	172,542	59,040	382,219	205,140
Principal payments on long-term debt	(172,094)	(111,640)	(381,771)	(256,840)
Redemption of convertible preferred stock	0	0	(9,427)	0
Cash dividends paid	0	(165)	(165)	(330)
Other financing activities	(1,187)	722	(856)	974

Net cash provided by (used for) financing activities	3,887	(69,649)	47,570	(69,843)
Effect of exchange rate changes on cash and cash equivalents	411	(541)	771	(610)

(Decrease) increase in cash and cash equivalents	(2,225)	12,038	(1,667)	11,225
Cash and cash equivalents at beginning of period	29,593	17,694	29,035	18,507
Cash and cash equivalents at end of period	$27,368	$29,732	$27,368	$29,732

Cash paid during the period for:
Interest	$1,035	$7,487	$12,575	$20,766
Income taxes	7,785	4,325	14,715	9,830

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Three Months Ended June 30 (Unaudited)

	Three months ended June 30, 2011			Three months ended June 30, 2010

(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$593,974		$593,974	$543,485		$543,485
Cost of sales	479,627	$(1,345)	478,282	421,155	$(2,532)	418,623

Gross profit	114,347		115,692	122,330		124,862

Selling, general and administrative expenses	73,548	(1,382)	72,166	69,852	(5,591)	64,261
Restructuring and impairment charges	1,545	(1,545)	0	21,205	(21,205)	0
Other expense (income), net	820		820	(4,006)	4,255	249

Earnings before interest, taxes and noncontrolling interest	38,434		42,706	35,279		60,352

Interest expense	7,352		7,352	13,766	(1,485)	12,281

Total adjustments		(4,272)			(26,558)

Income before taxes	31,082		35,354	21,513		48,071
Income tax expense	11,461			13,919
Income tax expense[1]			11,313
Income tax expense[2]						17,306

Net income	19,621		24,041	7,594		30,765
Less: Net income attributable to noncontrolling interest	232		232	494		494

Net Income attributable to Ferro	19,389		23,809	7,100		30,271
Dividends on preferred stock	0		0	(165)		(165)
Net Income attributable to Ferro common shareholders	$ 19,389		$ 23,809	$ 6,935		$ 30,106

Diluted earnings per share	$0.22		$0.27	$0.08		$0.35

1 2011 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

2 2010 tax rate of 36%, consistent with the Company’s 2010 expectation for future effective tax rates, excluding discrete items.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring charges and asset impairments, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Six Months Ended June 30 (Unaudited)

	Six months ended June 30, 2011			Six months ended June 30, 2010

(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$1,166,983		$1,166,983	$1,036,350		$1,036,350
Cost of sales	932,310	$(2,912)	929,398	807,086	$(4,174)	802,912

Gross profit	234,673		237,585	229,264		233,438

Selling, general and administrative expenses	150,366	(2,505)	147,861	140,800	(8,034)	132,766
Restructuring and impairment charges	3,175	(3,175)	0	34,537	(34,537)	0
Other expense (income), net	2,574		2,574	(2,040)	3,048	1,008

Earnings before interest, taxes and noncontrolling interest	78,558		87,150	55,967		99,664

Interest expense	14,178		14,178	26,677	(1,485)	25,192

Total adjustments		(8,592)			(45,182)

Income before taxes	64,380		72,972	29,290		74,472
Income tax expense	21,568			22,508
Income tax expense[1]			23,351
Income tax expense[2]						26,810

Net income	42,812		49,621	6,782		47,662
Less: Net income (loss) attributable to noncontrolling interest	533		533	(250)		(250)

Net Income attributable to Ferro	42,279		49,088	7,032		47,912
Dividends on preferred stock	(165)		(165)	(330)		(330)
Net Income attributable to Ferro common shareholders	$ 42,114		$ 48,923	$ 6,702		$ 47,582

Diluted earnings per share	$0.48		$0.56	$0.08		$0.55

1 2011 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

2 2010 tax rate of 36%, consistent with the Company’s 2010 expectation for future effective tax rates, excluding discrete items.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring charges and asset impairments, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	2011	2010	2011	2010

Electronic Materials	$70,629	$86,659	$150,812	$162,736
Performance Coatings	163,481	142,078	300,181	270,229
Color and Glass Performance Materials	97,430	91,396	189,341	183,030
Polymer Additives	91,271	79,664	177,133	154,140
Specialty Plastics	46,510	43,359	89,139	81,732
Pharmaceuticals	5,874	6,100	11,540	11,360

Total segment sales excluding precious metals	475,195	449,256	918,146	863,227
Sales of precious metals	118,779	94,229	248,837	173,123

Total net sales	$593,974	$543,485	$1,166,983	$1,036,350

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.